SUBSIDIARIES OF THE REGISTRANT IN 1995


United States

Graham Manufacturing Co., Inc.
  20 Florence Avenue
  Batavia, New York  14020

United Kingdom

Graham Vacuum and Heat Transfer Limited
  The Forge
  Congleton, Cheshire SW12 4HQ, England

Graham Precision Pumps Limited
  The Forge
  Congleton, Cheshire SW12 4HQ, England